Exhibit 5.1

Our ref	VSL/675748-000007/18767386v3

CooTek (Cayman) Inc.

9-11F, No. 16, Lane 399, Xinlong Road

Minhang District

Shanghai, 201101

People’s Republic of China

15 December 2020

Dear Sirs

CooTek (Cayman) Inc.

We have acted as Cayman Islands legal advisers to CooTek (Cayman) Inc. (the “Company”) in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Act’) and the base prospectus (the “Prospectus”) included therein, relating to securities to be issued and sold by the Company from time to time. Such securities include:

a)            certain American depositary shares (the “ADSs”) representing the Company’s Class A ordinary shares of par value US$0.00001 each (the “Shares”);

b)             certain preferred shares of the Company with a par value of US$0.00001 each (the “Preferred Shares”);

c)              debt securities of the Company, which may include senior debt securities, senior subordinated debt securities or subordinated debt securities of the Company (collectively the “Debt Securities”), each series of Debt Securities to be issued under indentures to be entered into by the Company and the trustee for such Debt Securities (the “Indentures”); and

d)             warrants to subscribe for Shares, Preferred Shares or Debt Securities (or any combination thereof) in the Company (the “Warrants”) to be issued under warrant agreements to be entered into between the Company and the warrant agent for such Warrants thereunder (the “Warrant Agreements”).

We are furnishing this opinion as Exhibits 5.1 and 23.2 to the Registration Statement.

1                                         Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1                               The certificate of incorporation of the Company dated 5 March 2012 issued by the Registrar of Companies in the Cayman Islands.

1.2                               The seventh amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 8 August 2018 and effective immediately prior to the completion of the Company’s initial public offering of the ADSs representing the Shares (the “Memorandum and Articles”).

1.3                               The minutes (“Minutes”) of the meeting of the board of directors of the Company held on 14 December 2020 (the “Meeting”).

1.4                               A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.5                               A certificate of good standing dated 2 December 2020, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.6                               The Registration Statement.

2                                         Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter.  These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter.  In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing.  We have also relied upon the following assumptions, which we have not independently verified:

2.1                               Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2                               All signatures, initials and seals are genuine.

2.3                               There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement and a duly authorised, executed and delivered Indenture or Warrant Agreement.

2.4                               The Company will have sufficient authorised capital to effect the issue of the Shares at the time of issuance.

2.5                               The Indentures and the Debt Securities, and the Warrant Agreements and the Warrants, will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.6                               The choice of the laws of the State of New York as the governing law of the Indentures and the Debt Securities, and the Warrant Agreements and the Warrants, will be made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.7                               The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman

Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Indentures and the Debt Securities, and the Warrant Agreements and the Warrants.

2.8                               No monies paid to or for the account of the Company in respect of the Shares, the Preferred Shares, the Debt Securities or the Warrants represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Law (2020 Revision) and the Terrorism Law (2018 Revision) respectively).

2.9                               There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

2.10                        The issue of (i) the Shares, (ii) the Preferred Shares, (iii) the Debt Securities under the Indentures and (iv) the Warrants under the Warrant Agreements will be of commercial benefit to the Company.

2.11                        No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares, the Preferred Shares, the Debt Securities or the Warrants.

3                                         Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1                               The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2                               The authorised share capital of the Company is US$150,000 divided into 15,000,000,000 shares comprising (i) 13,750,000,000 Class A Ordinary Shares of a par value of US$0.00001 each, (ii) 250,000,000 Class B Ordinary Shares of a par value of US$0.00001 each, and (iii) 1,000,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the board of directors may determine in accordance with Article 9 of the Memorandum and Articles.

3.3                               With respect to the Shares and the Preferred Shares, when (i) the board of directors of the Company (the “Board”) has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Shares or Preferred Shares, as the case may be, has been recorded in the Company’s register of members (shareholders); and (iii) the subscription price of such Shares or Preferred Shares, as the case may be, (being not less than the par value of the Shares or Preferred Shares) has been fully paid in cash or other consideration approved by the Board, the Shares or Preferred Shares, as the case may be, will be duly authorised, validly issued, fully paid and non-assessable.

3.4                               With respect to each issue of the Debt Securities, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Debt Securities and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) an Indenture relating to the Debt Securities and the Debt Securities shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Debt Securities issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Indenture relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Debt Securities issued pursuant to the Indenture will have been duly executed, issued and delivered.

3.5                               With respect to each issue of Warrants, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Warrant Agreement relating to the Warrants shall have been duly authorised and validly executed and delivered by the Company and the warrant agent thereunder; and (iii) the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreement relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided therein, the Warrants will be duly authorised, legal and binding obligations of the Company.

4                                         Qualifications

The opinions expressed above are subject to the following qualifications:

4.1                               To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2                               The obligations assumed by the Company under the Indentures or the Warrant Agreements will not necessarily be enforceable in all circumstances in accordance with their terms.  In particular:

(a)                                 enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors;

(b)                                 enforcement may be limited by general principles of equity.  For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)                                  some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)                                 where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)                                  the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment.  If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Company determined in accordance with applicable accounting principles.  Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)                                   arrangements that constitute penalties will not be enforceable;

(g)                                  enforcement may be prevented by reason of fraud, coercion, duress, undue influence,  misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)                                 provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)                                     the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Indentures or the Warrant Agreements in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)                                    we reserve our opinion as to the enforceability of the relevant provisions of the Indentures or the Warrant Agreements to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(k)                                 a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Indentures or the Warrant Agreements whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (2020  Revision) (the “Companies Act”), including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company; and

(l)                                     if the Company becomes subject to Part XVIIA of the Companies Act, enforcement or performance of any provision in the Indentures or the Warrant Agreements which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or director appointment rights in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Companies Act.

4.3                               We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Indentures, the Debt Securities, the Warrant Agreements or the Warrants.

4.4                               We have not reviewed any of the Indentures or the Debt Securities to be issued thereunder, or the Warrant Agreements or the Warrants to be issued thereunder, and our opinions are qualified accordingly.

4.5                               We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Indentures, the Debt Securities, the Warrant Agreements or the Warrants and enforce the remainder of the Indentures, the Debt Securities, the Warrant Agreements or the Warrants or the transaction of which such provisions form a part, notwithstanding any express provisions in the Indentures, the Debt Securities, the Warrant Agreements or the Warrants in this regard.

4.6                               Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.7                               In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

Director’s Certificate